UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PIEDMONT NATURAL GAS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PIEDMONT NATURAL GAS COMPANY, INC.

Notice Of Annual Meeting Of Shareholders and Proxy Statement

Time:	8:30 a.m. Friday, March 4, 2005
Place:	Loew’s Vanderbilt Plaza Hotel 2100 West End Avenue Nashville, Tennessee 37203
Items of Business:	1)	To elect four directors;
	2)	To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year; and
	3)	To transact such other business as may properly come before the Meeting or any adjournment thereof.
Proxy Voting:	Your vote is important. Please vote in one of these ways:
	1)	Visit the website shown on the proxy card;
	2)	Use the toll-free telephone number shown on the proxy card;
	3)	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or
	4)	Submit a ballot at the Annual Meeting of Shareholders.

PIEDMONT NATURAL GAS COMPANY, INC.
1915 Rexford Road
Post Office Box 33068
Charlotte, North Carolina 28233

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 4, 2005

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Piedmont Natural Gas Company (“Piedmont Natural Gas” or “Company”) to be held beginning at 8:30 a.m. on Friday, March 4, 2005, at the Loew’s Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee 37203. The Meeting will begin with discussion and voting on the matters set forth in this Proxy Statement, followed by a report by our Chairman, President and Chief Executive Officer, Thomas E. Skains, on the Company’s operations and financial performance. The purposes for which the Annual Meeting will be held are as follows:

1.     To elect four Directors, each to serve for a term of three years (Proposal A);

2.     To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B); and

3.     To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on January 12, 2005, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. Accordingly, only holders of Common Stock of record on such date will be entitled to vote at the Meeting. This proxy statement, along with a proxy card, is being mailed to shareholders beginning on or about January 26, 2005.

If you are unable to attend the Meeting, you may listen live over the Internet. You may access the audio of the Meeting at our website at www.piedmontng.com. Additionally, a copy of the slides and audio of Mr. Skains’ presentation will be maintained on the website for reference after the Meeting. This will allow anyone who cannot attend the Meeting to hear Mr. Skains’ message. Please note that the information contained on our website, including the copy of the slides and audio of Mr. Skains’ presentation, is not incorporated by reference into this proxy statement.

Even if you plan to attend the Meeting, please promptly complete, sign, date and return the enclosed proxy in the accompanying reply envelope. If your shares are registered directly with our transfer agent, American Stock Transfer & Trust Company, you may vote either via the Internet or by calling the transfer agent. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions. Consenting to view future annual reports and proxy statements on the Internet will save the Company money by reducing printing and postage costs, and is friendlier to the environment. If you have Internet access, we hope you will use this electronic distribution method.

On behalf of the directors, management and employees of Piedmont Natural Gas, thank you for your continued support and confidence in our Company.

Sincerely,
/s/ MARTIN C. RUEGSEGGER
Martin C. Ruegsegger
Vice President, Corporate Counsel and Secretary
January 26, 2005

PIEDMONT NATURAL GAS COMPANY, INC.
1915 Rexford Road
Post Office Box 33068
Charlotte, North Carolina 28233

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.             Why is the Company holding this Annual Meeting of Shareholders in Nashville, Tennessee?

A.              We are holding our Annual Meeting in Nashville in order to recognize our service area in the Nashville metropolitan area.

Q:            Why did I receive this proxy statement?

A:             The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you are a stockholder as of the close of business on January 12, 2005, the record date, and are entitled to vote at the Meeting. This proxy statement and 2004 annual report, along with a proxy card, are being mailed to stockholders beginning on or about January 26, 2005. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:            What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:             If your shares are registered directly in your name with the Company’s stock transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in a street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing.

Q:            What is “householding” and how does it affect me?

A:             The Company has adopted a process for mailing the annual report and proxy statement called “householding,” which has been approved by the Securities and Exchange Commission. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you upon request. If you are a stockholder of record, you may contact us by writing to American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, or by calling the toll-free number 1-800-937-5449. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting American Stock Transfer & Trust Company in the same manner. The Company has undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of the proxy statement and annual report or you may request householding by notifying your broker, bank or nominee.

Q.             Can I access the proxy statement and annual report on the Internet instead of receiving paper copies?

A:             This proxy statement and the 2004 annual report are located on the Company’s website: www.piedmontng.com. Many stockholders can access future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail. If you would like to receive future Company proxy statements and annual reports electronically, please visit www.investpower.com to enroll. Please reference the Company number and account number on the front portion of your proxy card. Receiving future annual reports and proxy statements via the Internet will be simpler for you, will save the Company money and is friendlier to the environment. If you have Internet access, we hope you will follow the instructions and sign up.

If you are a stockholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions if you vote by telephone or the Internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy statements and annual reports on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the proxy statement and annual report.

Q:            What am I voting on?

A:            Election of four directors: Malcolm E. Everett III, Muriel W. Helms, Frank B. Holding, Jr., and Minor M. Shaw, and

B.              Ratification of the Board of Directors’ selection of Deloitte & Touche LLP as independent auditors for 2005.

The Board recommends a vote FOR each of the nominees to the Board of Directors and FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors for 2005.

Q:            What is the voting requirement to elect the directors and to approve the other proposals?

A:             In the election of directors, the four persons receiving the highest number of affirmative votes will be elected. The ratification of the selection of Deloitte & Touche LLP as independent auditors requires the affirmative vote of a majority of the votes cast. If you are present or represented by proxy at the Meeting and you abstain, your abstention, as well as broker non-votes, is not counted as votes cast on any matter to which they relate. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting. With respect to election of the Directors and the ratification of the selection of independent auditors, abstentions and broker non-votes will not affect the election results, so long as a quorum is present.

Q:            How many votes do I have?

A:             You are entitled to one vote for each share of Common Stock that you hold on the election of each director and on the ratification of the selection of Deloitte & Touche LLP. You may withhold votes from any or all nominees. If your proxy is properly marked, signed, dated and returned, and not revoked, or if your vote is made via telephone or the Internet (see below) and not revoked, it will be voted in accordance with the instructions thereon. If no instructions are given, the proxy will be voted for the nominees named herein for election as directors and for the ratification of the selection of Deloitte & Touche LLP as independent auditors for the current fiscal year. Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their voting rights to elect the nominees as directors of the Company. Should other matters properly come before the Annual Meeting, the proxyholders will vote the proxies thereon in accordance with their best judgment.

Q:            How do I vote?

A:             You may vote using any of the following methods:

Proxy card or voting instruction card—Be sure to sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors and FOR the ratification of Deloitte & Touche LLP as independent auditors for 2005.

By telephone or the Internet—The telephone and Internet voting procedures established for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If the entity holding your shares is participating in ADP’s program for telephone voting: 1) have your voting form in hand, call the number and follow the instructions. For voting electronically, have the voting form in hand, go to the website indicated on the enclosed form and follow the instructions. If your voting form does not reference electronic voting or telephone information, or you desire to send in your paper proxy card, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

In person at the Annual Meeting—All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:            What can I do if I change my mind after I vote my shares?

A:             If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by sending written notice of revocation to the Vice President, Corporate Counsel and Secretary of the Company, by submitting a new, proper proxy by telephone, Internet or paper ballot, after the date of the revoked proxy, or attending the Annual Meeting and voting in person.

If you are a beneficial owner, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:            Who will count the votes?

A:             American Stock Transfer & Trust Company will tabulate the votes.

Q:            What constitutes a quorum?

A:             As of the record date, 76,624,547 shares of Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:            Who can attend the Annual Meeting?

A:             All stockholders as of the record date may attend the Annual Meeting.

Q:            Are there any stockholders who own more than five percent of the Common Stock?

A:             As of December 31, 2004, the Company knew of only one individual, corporation or other entity that beneficially owned more than five percent of the outstanding Common Stock. Cincinnati Financial

Corporation, 6200 South Gilmore Road, Fairfield, Ohio 45014, owned 5,522,400 shares, or approximately 7.204% of the outstanding Common Stock. This information is based upon information provided to the Company by an executive officer of Cincinnati Financial Corporation who exercises sole voting and sole dispositive power over the shares.

Q:            When are shareholder proposals or nominations of persons for election as a member of the Board of Directors due for the 2006 Annual Meeting?

A:             In order to be considered for inclusion in next year’s proxy statement, shareholder proposals and any nominations of persons for election as a member of the Board of Directors must be submitted in writing by September 16, 2005, to the Vice President, Corporate Counsel and Secretary, Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Charlotte, North Carolina 28211. In addition, any shareholder proposals submitted for presentation at the 2006 Annual Meeting of Shareholders must be submitted in writing by September 16, 2005.

Q:            What happens if a nominee for director becomes unavailable for election?

A:             If any of the nominees becomes unavailable for election, which we do not expect, the Board may designate a substitute nominee or nominees, and votes cast for the unavailable nominee will be applied to the substitute. The Board may also reduce the number of directors.

Q:            How can I contact a member of the Board of Directors?

A:             Any stockholder may contact a member of the Board of Directors by writing to the Board of Directors or any individual Director in care of Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Charlotte, North Carolina 28211, or by sending a written communication to Kim R. Cocklin, Senior Vice President, General Counsel and Chief Compliance Officer, 1915 Rexford Road, Charlotte, North Carolina 28211, or by sending an electronic message to Mr. Cocklin at kim.cocklin@piedmontng.com. Any communication addressed to a Director at the principal office of the Company shall be delivered or forwarded to the addressee as soon as practicable.

Q:            How much did this proxy solicitation cost?

A:             Doring & Associates, Inc., has been hired by the Company to assist in the distribution of proxy materials and solicitation of votes for $4,000, plus reasonable out-of-pocket expenses. Directors, officers and employees of the Company may also solicit proxies. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the stockholders of record.

Thank you for your support of Piedmont Natural Gas.

Security Ownership of Certain Beneficial Owners

The following table sets forth each person or entity known by management to own of record or beneficially more than 5% of the outstanding Common Stock.

Title of class	Name and address of Beneficial owner	Amount and nature of beneficial ownership	Percent of Class
Common Stock	Cincinnati Financial Corporation 6200 South Gilmore Road Fairfield, Ohio 45014	5,522,400 shares(1)	7.204%

(1)          This information is based on information provided to the Company by an executive officer of Cincinnati Financial Corporation who exercises sole voting and sole dispositive power over the shares.

PROPOSAL A
ELECTION OF DIRECTORS

The By-Laws of the Company provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board, but shall not be less than nine. The number of directors is currently fixed at ten. The Articles of Incorporation divide the Board into three classes, designated Class I, Class II and Class III, with one class standing for election each year for a three-year term. The Articles provide that each class shall consist as nearly as possible of one-third of the total number of directors constituting the entire Board.

Malcolm E. Everett III, Muriel W. Helms, and Frank B. Holding, Jr., whose terms expire at the Meeting, are again standing for election in Class I. The Board has designated all three directors as “independent” members of the Board. The shareholders have previously elected all these nominees. In addition, effective July 1, 2004, the Board elected Minor M. Shaw as a member of the Board of Directors in Class I. Ms. Shaw has been designated by the Board as an “independent” member of the Board. Non-management independent members of the Board recommended Ms. Shaw to be considered for election as a member of the Board.

In the absence of instructions to the contrary, it is intended that the shares covered by the accompanying proxy will be voted for the election of these persons as directors in the classes denoted above. The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of ten members.

The Board does not know of any nominees who will be unable or unwilling to serve, but if any nominee should be unable to serve, the proxies will be voted under discretionary authority for a substitute or substitutes designated by the Board, unless appropriate action has been taken to provide for a lesser number of directors.

The following sets forth certain information concerning each person nominated for election as a Director and each person whose term of office as a Director will continue after the Meeting:

Name	Director of the Company Since	Business Experience During Past Five Years and Other Information
Nominees for Election as Class I Directors for a Term Expiring in 2008:
Malcolm E. Everett III	2002

Age 58. Retired Senior Executive Vice President, Director of Corporate and Community Affairs, Wachovia Corporation, Charlotte, North Carolina. From January 2001 to September 2001, Mr. Everett was President of the Southeast Region of First Union National Bank. From May 1999 until January 2001, he was President of the Mid-Atlantic Region of First Union National Bank.

Muriel W. Helms	1993	Age 63. Partner, Greater Carolinas Real Estate Services, Inc., Charlotte, North Carolina.

Frank B. Holding, Jr.	2003	Age 43. President and Chief Administrative Officer, First Citizens BancShares, Inc., Raleigh, North Carolina. Mr. Holding is also a director of First Citizens BancShares, Inc.
Minor M. Shaw	2004	Age 57. President, Micco Corporation, Greenville, South Carolina.
Class II Directors Continuing in Office Until 2006:
John W. Harris	1997	Age 57. President of Lincoln Harris LLC (commercial real estate and investment management), Charlotte, North Carolina. Mr. Harris is also a director of Dominion Resources, Inc.
Aubrey B. Harwell, Jr.	2002	Age 62. Managing Partner in the law firm of Neal & Harwell, PLC, Nashville, Tennessee. Mr. Harwell is also a director of NID Corporation.
David E. Shi	2003	Age 53. President, Furman University, Greenville, South Carolina.
Class III Directors Continuing in Office Until 2007:
Jerry W. Amos	1978

Age 66. Attorney at law, Charleston, South Carolina. Prior to January 2005, Mr. Amos was a partner in the law firm of Nelson, Mullins, Riley & Scarborough, L.L.P. Prior to April 2001, Mr. Amos was Partner in the law firm of Amos and Jeffries, L.L.P.

D. Hayes Clement	2000	Age 69. Retired audit partner of Arthur Andersen LLP, Greensboro, North Carolina.

Thomas E. Skains	2002

Age 48. Chairman of the Board, President and Chief Executive Officer of the Company, Charlotte, North Carolina. Mr. Skains was elected Chairman of the Board effective December 12, 2003. Mr. Skains was elected President and Chief Executive Officer effective February 28, 2003. From 2002 to 2003, Mr. Skains was President and Chief Operating Officer. From 2000 to 2002, Mr. Skains was Senior Vice President—Marketing and Supply Services.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Corporate Governance Guidelines

Sound corporate governance practices are an important part of our foundation and tradition. We have many longstanding policies and practices, and we have also added measures to further strengthen our foundation. Our corporate governance practices include the following:

•       Other than our Chief Executive Officer, none of our Directors, are, or ever have been, employed by the Company.

•       Directors and executive officers are committed to owning stock in the Company.

•        Directors have stock ownership guidelines that require each to own at least five times their annual retainer by the latter of June 2, 2005, or five years of their election as a Director.

•        Officers have stock ownership guidelines that require each to own between two times to five times their annual base salary by the latter of December 8, 2006, or five years of their election to their position.

•       The Company does not permit loans to Directors or executive officers.

•       The Company’s Audit Committee, Compensation Committee, Directors and Corporate Governance Committee and Finance Committee are each comprised of independent Directors.

•       At each regularly scheduled Board meeting, non-employee Directors meet in executive session without management present.

•       The Board has elected Malcolm E. Everett III as the independent lead director who chairs the executive sessions of the Board.

•       The Company’s Audit Committee has the authority to retain and replace our independent auditors.

•       The lead partner of the independent public accounting firm that audits the Company’s books is rotated off the Company’s account at least every five years.

•       The Company encourages its employees to own Company common stock, however, the Company’s 401(k) plans are structured so that employees must diversify their holdings.

The following corporate governance documents appear on the Company’s website (www.piedmontng.com) under the Investor Relations section:

•       Corporate Governance Guidelines.

•       Code of Business Conduct and Ethics.

•       Board Committee Charters.

•        Audit Committee.

•        Benefits Committee.

•        Compensation Committee.

•        Directors and Corporate Governance Committee.

•        Finance Committee.

You may also obtain a written copy of these documents by contacting the Vice President, Corporate Counsel and Secretary at Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Charlotte, North Carolina 28211.

A Majority of Board Members is Independent

The Board is composed of a majority of directors who qualify as independent directors (“Independent Directors”) pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the New York Stock Exchange. The board committee structure includes audit, compensation and governance committees consisting entirely of independent directors.

In determining independence, each year the Board affirmatively determines whether directors have no “material relationship” with the Company. When assessing the “materiality” of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Independence means (1) not being a present or former employee of the Company; (2) not personally receiving or having an immediate family member who receives more than $100,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation; (3) not being employed, or having an immediate family member employed as an executive officer of another company where any current executive officer of Piedmont Natural Gas serves on that company’s compensation committee; (4) not being employed by or affiliated with or having an immediate family member employed by or affiliated with a present or former internal or external auditor of the Company within the three previous years; or (5) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from the Company for property or services in an amount which does not exceed the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

Applying these standards, the Board has determined that the following majority of directors qualify as independent—D. Hayes Clement, Malcolm E. Everett, III, John W. Harris, Aubrey B. Harwell, Jr., Muriel W. Helms, Frank B. Holding, Jr., Minor M. Shaw and David E. Shi.

Chairman of the Board

On February 27, 2004, the Board reelected Thomas E. Skains as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him by the Board or prescribed by the Company’s Bylaws.

Independent Lead Director

On February 27, 2004, the Board reelected Malcolm E. Everett III as the Independent Lead Director. The Independent Lead Director chairs Board meetings during any meetings or portions of meetings (including executive sessions) where the Chairman is absent. The Independent Lead Director also consults with the Chief Executive Officer on business issues and with the Chief Executive Officer and the Chairman of the Directors and Corporate Governance Committee on Board management.

How to Contact a Member of the Board of Directors

Any stockholder may contact a member of the Board of Directors by writing to the Board of Directors or any individual Director in care of Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Charlotte, North Carolina 28211, or by sending a written communication to Kim R. Cocklin, Senior Vice President, General Counsel and Chief Compliance Officer, 1915 Rexford Road, Charlotte, North Carolina 28211, or sending an electronic message to Mr. Cocklin at kim.cocklin@piedmontng.com. Any communication addressed to a Director at the principal office of the Company shall be delivered or forwarded to the addressee as soon as practicable.

Executive Sessions of the Board of Directors’ Meetings

Executive sessions of the Board attended by only non-management Directors are held at each regularly scheduled Board meeting and at such other times as may be requested by Director. An executive session of non-management Directors was held at each Board meeting during the 2004 fiscal year.

Attendance at Annual Shareholders Meeting and Board and Committee Meetings

Nine of ten Directors attended the 2004 Annual Meeting of Shareholders (the one Director was absent because of hazardous travel conditions due to a severe winter storm). The Board has a policy that all Directors should attend each Shareholders, Board and Committee meetings absent extenuating circumstances. During the 2004 fiscal year, the Board held five Board meetings.

Committees of the Board

The Board has several standing committees, including an Audit Committee, a Compensation Committee and a Directors and Corporate Governance Committee. Each of the three Committees named above is composed entirely of independent, non-management directors as defined by the New York Stock Exchange rules.

The members of the Audit Committee are D. Hayes Clement (Chairman), Muriel W. Helms, and Frank B. Holding, Jr. Each member of the Audit Committee is independent. No member of the Audit Committee served on any other audit committee of another publicly held company in 2004. The Committee met eight times during the 2004 fiscal year. The Audit Committee (a) serves as an independent and objective body to monitor, assess and assist Board oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors; (b) oversees the audit and other services of the Company’s independent auditors and is directly responsible for the appointment, compensation and oversight of the Company’s independent auditors; and (c) provides an open avenue of communication among the Company’s independent auditors, accountants, financial and senior management, the internal auditing department and the Board. The Audit Committee Charter can be found on the Company’s website at www.piedmontng.com.

The members of the Compensation Committee are John W. Harris (Chairman), D. Hayes Clement, Malcolm E. Everett III, and Minor M. Shaw. The Committee met three times during the 2004 fiscal year. The Compensation Committee oversees compensation policies and programs. It also recommends to the Board the salaries and other compensation of elected officers and reviews executive development and management succession plans. The Compensation Committee charter can be found on the Company’s website at www.piedmontng.com.

The members of the Directors and Corporate Governance Committee are Aubrey B. Harwell, Jr. (Chairman), Malcolm E. Everett III, John W. Harris and David E. Shi. The Committee met four times during fiscal year 2004. This Committee reviews and articulates the governance structure of the Board and the Company’s position and practices on significant issues of public responsibility. This Committee also recommends to the Board nominees to fill vacancies on the Board as they occur and recommends candidates for election as directors at annual meetings of shareholders. The Committee will consider nominees recommended by shareholders upon submission in writing to the Vice President, Corporate Counsel and Secretary of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Such nominations to the Board must be made by September 16, 2005 for consideration at the 2006 Annual Meeting of Shareholders. The Directors and Corporate Governance Committee charter can be found on the Company’s website at www.piedmontng.com.

The Directors and Corporate Governance Committee has a process of identifying and evaluating potential nominees for election as members of the Board. This Committee and the Board each have a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a shareholder, a Board member, or Company management. This Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and makes a decision whether to recommend any potential nominee to the Board for consideration for election as a member of the Board. Candidates for Board membership must possess the intelligence, integrity, strength of character and sense of timing required to provide the leadership and guidance to effectively govern and to recommend alternative solutions to problems. The independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight will be considered. Candidates must have an awareness of both the business and social environment within which the Company operates. They must have the commitment, sense of urgency and spirit of cooperation that will enable them to interface with other Board members in directing the future, profitable growth of the Company, in an ethically responsible fashion. Furthermore, the Board considers a number of relevant factors, including, but not limited to, the following: a) Candidates for Board membership with extensive experience in a senior executive role with a major business organization and, preferably, be either a Chief Executive Officer, President, or Chairman and b) Candidates with equivalent experience from other backgrounds such as academic, government, legal, accounting, audit or other recognized professions. Qualified candidates often will have had exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders. Candidates will normally be associated with organizations that do not have competitive lines of business or other conflicts of interest with the Company. The composition, skills and needs of the Board change over time, and other factors will be considered in establishing the desirable profile of candidates for any specific opening on the Board. The Company has not paid any compensation or other consideration to third parties in identifying or evaluating potential nominees for consideration for election as a member of the Board.

Directors’ Compensation Policy

Directors who are not employees of the Company or its affiliated companies are paid an annual retainer for Board service of $24,000, an annual Common Stock grant equivalent to $10,000, an attendance fee of $1,000 for each Board meeting attended, an attendance fee of $1,000 for each committee meeting attended and held on a date other than the date of a Board meeting (the chair of each committee meeting shall receive an attendance fee of $1,250), an attendance fee of $750 for each committee meeting attended on the date of a Board meeting (the chair of each committee meeting shall receive an attendance fee of $1,000), and each Director shall be entitled to be reimbursed for reasonable expenses incurred in attending any such meetings. The Independent Lead Director is paid an additional $7,500 annual fee. The chair of the Audit Committee is paid an additional $5,000 annual fee, and the chairs of the Compensation Committee and the Directors and Corporate Governance Committee are each paid an additional $3,000 annual fee. If a Director elects to invest all of the annual retainer and all of the attendance fees in the Company’s Dividend Reinvestment and Stock Purchase Plan (“DRIP”), the Company will match 25% of such retainer and fees for investment in the DRIP. Directors elected subsequent to August 20, 2003, receive a one-time Company Common Stock grant valued at $15,500 upon the effective date of election as a Director. Directors who are employees receive no additional compensation for their services as Directors.

Retirement Policy

Non-employee Directors first elected on or prior to August 20, 2003, who retire from the Board at any age with more than ten continuous years on the Board or who is at least 72 years of age, if such Director has served on the Board less than ten continuous years, is entitled to receive an annual retirement benefit equal to the annual retainer fee in effect at the time of his or her retirement. This retirement benefit will continue for the life of the Director. Should a n eligible non-employee Director die before ten years have elapsed from the retirement date of that Director from the Board, a retirement benefit shall be paid to the Director’s designated beneficiary(s) in an amount equal to the annual retainer fee in effect at the time of the Director’s retirement for the remaining portion of the ten-year period following the retirement date of that Director from the Board. Should an eligible non-employee Director die while serving on the Board, the Director’s designated beneficiary(s) shall be paid ten times the annual retainer fee that is in effect at the date of such Director’s death.

In the event of a change in control, a non-employee Director shall be entitled to receive the benefits listed in the previous paragraph above as if the Director had retired on the date immediately preceding the change in control or potential change in control without regard to the number of years served, or, at the option of the Director, a lump sum cash amount equal to 150% of the net present value of such retirement benefits.

Non-employee Directors first elected after August 20, 2003, do not receive any of the foregoing retirement or change of control benefits.

Service on Other Boards of Directors of Publicly Held Companies Policy

Non-management Directors generally must limit service to not more than three boards of directors of other publicly traded companies (in addition to that of the Company) on which they may serve. If a Director seeks to serve on more than three such boards, the Director must obtain approval of the Directors and Corporate Governance Committee for that additional service. Members of the Audit Committee generally must not serve on more than two publicly traded company audit committees simultaneously, including that of the Company. If a Director seeks to serve on more than two publicly traded company audit committees, the Director must obtain approval from the Directors and Corporate Governance Committee for that additional service. Where the Chief Executive Officer of the Company is willing to serve on more than two boards of other publicly held companies (in addition to the Board of the Company), the Chief Executive Officer must seek and obtain approval from the Directors and Corporate Governance Committee for that additional service. At its discretion, the Directors and Corporate Governance Committee may refer the request for approval of additional service of any of the foregoing to the full Board of Directors.

Resignation Policy

The Board has a policy stating that upon a change in occupational responsibilities by a Director duly elected to the Board, that Director, except where the Director’s occupational responsibilities change as a result of normal retirement, shall submit a letter of resignation from the Board to the Chief Executive Officer of the Company for consideration by the Directors and Corporate Governance Committee or any committee succeeding to the nominating duties of the Directors and Corporate Governance Committee. Thereafter, the Directors and Corporate Governance Committee shall review such letter of resignation to determine, by majority vote, whether a resignation should be accepted or, upon approval of the Board, rejected. Should a letter of resignation from a Director be accepted, and such Director shall not yet have been eligible for full director retirement benefits (if applicable), such Director may, in the sole discretion of the Board, be granted full Director retirement benefits as may be effective on the date of the letter of resignation.

Certain Relationships and Related Transactions

During a portion of 2004, Malcolm E. Everett III served as Senior Executive Vice President of Wachovia Corporation. The Company has certain banking relationships with Wachovia. Mr. Everett, as Head of Corporate and Community Affairs for Wachovia, was not personally involved with any of these banking relationships, his compensation was in no way dependent upon those banking relationships and these transactions involving Wachovia and the Company were made in the ordinary course of business and were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable services. Mr. Everett retired from Wachovia Corporation effective February 15, 2004.

During 2004, John W. Harris served as President of Lincoln Harris LLC. The Company executed an agreement with Lincoln Harris LLC to act as its agent to sell the existing Corporate office headquarters and to assist in the move to another location. The agreement was negotiated at arm’s length in the ordinary course of business and was approved by the Board on May 30, 2003. At the December 12, 2003 meeting, the Board authorized Company management to proceed with selling the Company’s Corporate office building at 1915 Rexford Road in Charlotte, North Carolina, and relocating to a new Corporate office building in Charlotte, North Carolina. The Company, acting through Lincoln Harris as its agent, is receiving competitive bids for the sale of the office building located at Rexford Road. The Company has executed a lease arrangement with Crescent Resources LLC to occupy space available in a new office building beginning November 1, 2005. Lincoln Harris is a partner with Crescent Resources in the multi-use development where the new office space is located. The selection of the new office space occurred after a competitive bid process. Mr. Harris recuses himself from all discussion, consideration, decision and board action directly or indirectly relating to any services and/or representation by Lincoln Harris relating to the sale of the existing building and the relocation to the new space.

During 2004, Jerry W. Amos was a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P that provided legal services to the Company. Transactions involving the law firm and the Company were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable services. Effective December 31, 2004, Mr. Amos retired from the law firm. Mr. Amos will continue to provide legal services to the Company as a sole practitioner.

The Board of Directors unanimously recommends a vote FOR the election of the nominees for Directors for the terms stated.

PROPOSAL B
SELECTION OF INDEPENDENT AUDITORS

The Audit Committee, after through review in 2004 of the qualifications, written proposals and oral presentations of independent auditing firms, has selected Deloitte & Touche LLP, independent auditors, to serve as independent auditors for the fiscal year ending October 31, 2005. The selection of Deloitte & Touche LLP to serve as the independent auditors of the Company was affirmed by the Board of Directors. Deloitte & Touche LLP has served as independent auditors of the Company since 1951. Although not required to submit this selection to the shareholders for ratification, the Board believes it is desirable that an expression of shareholder opinion be solicited.

Deloitte & Touche representatives are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche LLP for the fiscal years ended October 31, 2004 and 2003, are:

Fees for Services	2004	2003
Audit Fees	$666,768	$625,423
Audit-Related Fees(a)	118,160	124,223
Tax Fees(b)	69,054	89,304
All Other Fees(c)	36,975	77,185
Total Fees	$890,957	$916,135

(a)    Consists primarily of fees for audits of the Company’s employee benefit plans and Sarbanes-Oxley Act of 2002 compliance readiness work.

(b)   Consists primarily of reviews of income tax returns, preparation of tax returns for employee benefit plans, assistance on tax audits and due diligence and tax-related services on acquisitions and dispositions.

(c)    Consists of financial and tax planning services for executives   During 2004, the Company engaged a firm other than Deloitte & Touche LLP to perform these services.

The Audit Committee has considered whether the provision of audit-related, tax and all other services is compatible with maintaining the independence of Deloitte & Touche LLP. All such services are approved by the Audit Committee before the services are rendered.

If a majority of the shares of Common Stock represented at the Meeting is voted against ratification of the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection of independent auditors.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Common Stock beneficially owned as of December 1, 2004, by each Director, each officer named in the Summary Compensation Table and all Directors and officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Directors
Jerry W. Amos	152,501	(3)(4)	—
D. Hayes Clement	16,513	(3)(5)	—
Malcolm E. Everett III	7,792	(3)(6)	—
John W. Harris	28,110	(3)	—
Aubrey B. Harwell, Jr.	21,246	(3)(7)	—
Muriel W. Helms	26,396	(3)(8)	—
Frank B. Holding, Jr.	17,056	(3)	—
Minor M. Shaw	3,238	(3)	—
David E. Shi	3,369	(3)	—
Thomas E. Skains	39,705		—
Officers
Kim R. Cocklin	3,908	(3)	—
David J. Dzuricky	38,086	(3)(9)	—
Ray B. Killough	93,299	(3)(10)	—
Franklin H. Yoho	8,064	(3)	—
All Directors and Officers as a Group (31)	873,236	(3)(10)	—

(1)          Unless otherwise indicated, each person listed has sole voting and investment power.

(2)          No person listed in the table beneficially owned more than 1% of the outstanding Common Stock as of December 1, 2004. The number of shares beneficially owned by all Directors and officers as a group represents less than 2% of the outstanding Common Stock.

(3)          The number of shares shown includes those credited to participants’ accounts under the Company’s Dividend Reinvestment and Stock Purchase Plan.

(4)          Includes 237 shares held by Mr. Amos’ grandson, a minor, for whom Mr. Amos is custodian of the shares, and 1732 shares held by his spouse.

(5)          Includes 3,000 shares held in the D. Hayes Clement Living Trust, of which Mr. Clement is the trustee.

(6)          Includes 400 shares held by his spouse.

(7)          Includes 5,000 shares held in the Neal & Harwell Profit Sharing Plan, of which Mr. Harwell is a trustee.

(8)          Includes 846 shares held by her spouse and 1,386 shares held in the Muriel W. Helms IRA Trust, of which Ms. Helms is the trustee.

(9)          Includes 31,164 shares held by his spouse.

(10)   Includes shares credited to participants’ accounts under the Company’s Salary Investment Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following Summary Compensation Table sets forth a summary of the compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers in the three fiscal years ended October 31, 2004, 2003 and 2002:

					Long-Term
		Annual			Compensation
		Compensation			Payouts
				Other Annual	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Payouts(2)	Compensation(3)
Thomas E. Skains	2004	$460,577	$336,656	$13,949	$171,454	$3,166
Chairman, President and	2003	373,077	16,393	207,798	185,900	21,340
Chief Executive Officer	2002	283,462	—	59,159	168,410	15,839
Kim R. Cocklin	2004	255,192	145,275	80,317	33,989	5,707
Senior Vice President,	2003	171,731	8,981	58,053	—	20,971
General Counsel & Chief	2002	—	—	—	—	—
Compliance Officer
David J. Dzuricky	2004	294,231	167,625	11,599	142,536	10,320
Senior Vice President and	2003	267,116	12,580	67,430	174,611	31,136
Chief Financial Officer	2002	252,308	—	50,183	158,214	29,126
Ray B. Killough	2004	285,962	162,038	12,070	148,361	9,461
Senior Vice President—	2003	266,308	12,580	38,053	197,155	23,788
Utility Operations	2002	252,308	—	51,971	178,637	22,110
Franklin H. Yoho	2004	270,385	153,656	5,601	68,816	8,471
Senior Vice President—	2003	247,923	11,360	25,841	—	18,011
Commercial Operations	2002	144,615	—	22,994	—	6,627

(1)          The amounts for 2004 consist of dividend equivalents on units awarded, but not yet distributed, under the Executive Long-Term Incentive Plan (“DEPs”) except for Mr. Cocklin whose amount includes DEPs of $2,767 plus other perquisites totaling $77,550, including $50,883 for moving expense allowances and assumed income tax liabilities and $26,667 for other perquisites not exceeding 25% of total perquisites. The amounts for 2003 and 2002 consist of payments of DEPs except for Messrs. Skains, Cocklin, and Dzuricky whose amounts in 2003 consist of the following:

	Skains	Cocklin	Dzuricky
DEPs	$46,724	$12,348	$37,294
Personal benefit of a company-provided vehicle and/or payment of a car allowance	24,823	10,149	20,980
Club membership fees and dues	134,434	—	7,322
Moving expense allowances plus assumed income tax liabilities	—	35,222	—
Other perquisites not exceeding 25% of total perquisites	1,817	334	1,834

Perquisites for the other named executive officers do not exceed the lesser of $50,000 or 10% of total annual salary and bonus for 2004, 2003, and 2002.

(2)   The amounts for 2004 consist of the distribution of units, in the form of Common Stock and cash withheld for taxes, of Award No. 5 under the Executive Long-Term Incentive Plan (LTIP) for the five-year performance period ended October 31, 2003. The amounts for 2003 and 2002 are similar distributions of units of Award No. 4 under the LTIP for the five-year performance period ended October 31, 2000. For both awards, the distribution is made over the three-year period following the end of the performance period.

(3)   The amounts for 2004 consist of the following:

	Skains	Cocklin	Dzuricky	Killough	Yoho
Insurance premiums plus assumed income tax liabilities under the Supplemental Executive Benefit Plan	$3,166	—	$4,320	$2,961	$1,971
Company contributions to the Salary Investment Plan	—	$5,707	6,000	6,500	6,500

Long-Term Incentive Plan Awards

On December 12, 2003, the Board of Directors awarded units to participants in Award No. 7 under the Executive Long-Term Incentive Plan. The performance period for this award is the three years ending October 31, 2006. The following table provides information on awards to the named executive officers in the Summary Compensation Table.

	Number	Performance	Estimated Future Payouts Under Non-Stock Price Based Plans(2)
	of Units	Period	Threshold (80%)	Target (100%)	Stretch (120%)
Name	Awarded(1)	Until Payout	# Units	# Units	# Units
Thomas E. Skains	38,292	3 years	30,634	38,292	45,950
David J. Dzuricky	14,510	3 years	11,608	14,510	17,412
Ray B. Killough	14,026	3 years	11,221	14,026	16,831
Franklin H. Yoho	13,302	3 years	10,642	13,302	15,962
Kim R. Cocklin	12,576	3 years	10,061	12,576	15,091

(1)   The formula to determine the number of units awarded to each participant considers position, base salary and stock price/performance share valuation at the time of the award, and the number of months of participation. Each unit awarded is equivalent in value to one share of Common Stock and is based on the Common Stock price as of October 31, 2003. If performance measures are met, as determined and approved by the Board of Directors, distribution of units, in the form of Common Stock and cash withheld for taxes, will occur at the end of the performance period. All units distributed will be valued at the market price of the stock at the date of distribution.

(2)   Payouts are determined based on the Company achieving two performance objectives during the performance period: 5% compounded, average increase in earnings per share (“EPS”), which will represent 50% of the units awarded, and a total annual shareholder return in comparison to the A. G. Edwards Large Natural Gas Distribution Index industry peer group (Peer Group”), which will represent 50% of the units awarded. The EPS performance target is 100%, resulting in a 100% payout. The total shareholder return performance measure will be the Company’s percentile ranking in relationship to the Peer Group, with the target performance of the 50th percentile resulting in a 100% payout.

EPS performance will be measured and payouts, as approved by the Board of Directors, will result as illustrated below. EPS performance levels between threshold and stretch are subject to mathematical interpolation.

Actual EPS Increase As a % of the 5% Annual Growth Target	% of Units Earned
Less than 80%	0%
80%	80%
100%	100%
120% or greater	120%

Total annual shareholder return performance will be measured and payouts, as approved by the Board of Directors, will result as illustrated below.

Company’s Actual Average Annual Total Shareholder Return as a Percentile Ranking In Relation to LDC Peer Group	% of Units Earned
Less than 25%	0%
25% - 39%	80%
40% - 49%	90%
50% - 74%	100%
75% - 89%	110%
90% or greater	120%

Employment Contracts and Termination, Severance and Change-of-Control Arrangements

Effective December 1, 1999, Thomas E. Skains, David J. Dzuricky and Ray B. Killough, senior executive officers of the Company, entered into employment agreements with the Company. Effective March 18, 2002, Franklin H. Yoho, and effective February 3, 2003, Kim R. Cocklin, both senior executive officers of the Company, also entered into employment agreements with the Company (all such employment agreements referred to hereinafter as the “Employment Agreements”.) The Board has determined that the continued retention of the services of these officers on a long-term basis is in the best interest of the Company in that it promotes the stability of senior management and enables the Company to retain the services of a well-qualified officer with extensive contacts in the natural gas industry. The compensation received by these senior executive officers under the employment contracts is included in the above tables.

Each of these officers is entitled to a base salary and to participation in any plan relating to incentive compensation, stock options, stock purchase, pension, thrift, profit-sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that the Company has adopted, or may from time to time adopt, for the benefit of its executive officers and for employees generally. Each of these officers is also entitled to such customary fringe benefits, vacation and sick leave as are consistent with the normal practices and established policies of the Company.

The term of employment under the Employment Agreements is for a one-year period commencing on their respective effective date. The Employment Agreements shall automatically be extended to a full one-year period on each successive day during the term of the Employment Agreements. If written notice from the Company or the officer is delivered to the other party advising the other party that the Employment Agreement is not to be further extended, then the Employment Agreement is terminated on the first anniversary of the date of notice. No extension shall allow an Employment Agreements to extend beyond the date on which the officer reaches 65 years of age.

Upon recommendation of the Compensation Committee, each officer’s base salary may be increased from time to time by the Board as reflected by the duties required of the officer. Each Employment Agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the Employment Agreement without prior written consent of the Company.

Each Employment Agreement shall be terminated upon the death or permanent disability of the officer. Pursuant to the terms of each Employment Agreement, compensation shall continue to be paid through the end of the month in which the officer dies. In the case of permanent disability, if the officer is absent from the full-time performance of his duties for six months, the Company shall terminate the officer after thirty days notice.

Each of the five senior executive officers (Messrs. Skains, Cocklin, Dzuricky, Killough, and Yoho) has also entered into a Severance Agreement with the Company. If such officer is terminated following a Change in Control, other than (i) by the Company for cause, (ii) by reason of death or disability, or (iii) by the officer without good reason, including retirement from the Company, then the Company shall pay the officer a lump sum severance payment, in cash, equal to three times the officer’s annual compensation prior to the officer’s termination of employment date (the “Date of Termination”). Furthermore, for a three-year period following the Date of Termination, the Company shall arrange to provide the officer and their dependents life, disability, accident and health insurance benefits substantially similar to those provided to the officer and their dependents immediately prior to the Date of Termination.

Retirement Plan

The Company maintains a defined benefit plan (the “Retirement Plan”) which covers all full-time employees upon attainment of age 21 and completion of one year of service, or attainment of age 30. The full cost of the Retirement Plan is paid by the Company. Benefits under the Retirement Plan become fully vested prior to normal retirement age upon the completion of five years of service, and are determined by a step-rate formula which utilizes the participant’s covered compensation, final average earnings and credited years of service.

In the event of retirement at or after age 65, the average Retirement Plan participant with maximum credited service of 35 years is, in general, entitled to an annual pension for life in an amount which, when added to primary Social Security benefits, will equal approximately 75% of the participant’s average annual compensation during the five consecutive years of the last ten years prior to retirement during which the participant received his or her highest compensation. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 with ten years of credited service and in the event of retirement for disability.

The Retirement Plan provides for fixed benefits computed on an actuarial basis for all covered employees. The amount of the contribution, payment or accrual with respect to a specified person under the Retirement Plan cannot readily be separately or individually calculated.

Based upon current remuneration of the individuals named in the Summary Compensation Table and their expected credited years of service at normal retirement age (65), the estimated annual retirement benefit, if elected as an annuity, payable upon retirement to each of the named individuals and their credited years of service as of October 31, 2004, are as follows: Mr. Skains, $94,572, nine years; Mr. Cocklin, $60,946, two years; Mr. Dzuricky, $91,398, nine years; Mr. Killough, $103,417, 31 years; and Mr. Yoho, $91,255, three years.

The amounts shown in the following table are those payable in the event of retirement at age 65 on December 31, 2004. The table illustrates the estimated normal annual retirement benefit payable under the Retirement Plan for the specified remuneration and years of service classifications. The amounts shown do not reflect reductions that would result from joint and survivor elections.

	Annual Benefits Upon Retirement With Years of Service Indicated
Final Average Annual Earnings	15	25	35
$150,000	$51,390	$71,692	$78,035
200,000	70,140	97,942	106,785
250,000	72,015	100,567	109,660
300,000	72,015	100,567	109,660
350,000	72,015	100,567	109,669
400,000	72,015	100,567	109,660
450,000	72,015	100,567	109,660

The Employee Retirement Income Security Act of 1974 places certain limitations on benefits that may be paid under qualified plans. Current law limits the amount payable in 2004 under a defined benefit plan to the lesser of $165,000 or 100% of the participants’ average compensation (not exceeding $205,000) for the participant’s three consecutive years of highest compensation, and limits compensation used in 2004 for determining benefits to $205,000 per year.

Supplemental Executive Benefit Plan

On December 10, 2004, the Board approved an Amended and Restated Supplemental Retirement Benefit Plan (“SEBP”) for all officers at the Vice President level and above. Originally established in 1991, the SEBP was created to provide supplemental retirement income for officers whose benefits under the Company’s qualified retirement plan was limited by tax code provisions. The initial SEBP was funded through life insurance contracts jointly owned by the Company. Due to changes in the income tax treatment of jointly owned life insurance contracts, the original SEBP was suspended in 2003 and reestablished effective as of November 1, 2004. Under the Amended and Restated SEBP, the life insurance policies covering each officer are now owned exclusively by each such officer. The level of insurance benefit and target retirement income benefits intended to be provided under the SEBP depend upon the position of the officer. For the President and Chief Executive Officer level, the life insurance benefit is $1,750,000 with a retirement income benefit of $100,000 for fifteen years following normal retirement. For a Senior Vice President level, the life insurance benefit is $1,250,000 with a retirement income benefit of $67,500 for fifteen years following normal retirement. For a Vice President level, the life insurance benefit is $750,000 with a retirement income benefit of $37,500 for fifteen years following normal retirement.

COMPARISONS OF CUMULATIVE TOTAL SHAREHOLDER RETURNS

The following performance graph compares the Company’s cumulative total shareholder return from October 31, 1999, through October 31, 2004 (a five-year period), with the Standard & Poor’s 500 Stock Index, a broad market index (the “S&P 500”), and with the A. G. Edwards Large Natural Gas Distribution Index (the “LDC Peer Group”). The LDC Peer Group index includes large natural gas distribution companies that are representative of the Company’s peers in the natural gas distribution industry.

The graph assumes that the value of an investment in Common Stock and in each index was $100 at October 31, 1999, and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances.

Comparisons of Five-year Cumulative Total Returns
Value of $100 Invested at October 31, 1999

	1999	2000	2001	2002	2003	2004
Piedmont Natural Gas Company	100	100	109	128	149	178
S & P 500	100	106	80	68	82	89
LDC Peer Group(1)	100	99	110	121	135	152

(1)          LDC Peer Group—The following companies are included: AGL Resources, Inc., Atmos Energy Corporation, New Jersey Resources, NICOR, Inc., Northwest Natural Gas Company, Peoples Energy Corporation, Piedmont Natural Gas Company, Southwest Gas Corporation, Vectren Corporation, and WGL Holdings, Inc.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

During 2004, the Compensation Committee of the Board was composed of four Independent Directors elected by a majority of the Independent Directors of the entire Board. Each Committee member (a) was a “non-Employee” director as defined in the Securities Exchange Act of 1934, (b) was an “outside director” as defined in the Internal Revenue Code, (c) had no relationship to the Company that the Directors believed could have interfered with the exercise of their independence from Company management, and (d) qualified otherwise under any applicable laws, rules and regulations.

The Compensation Committee provides overall guidance in the development of executive compensation programs, including the Merit Compensation Program, the Executive Long-Term Incentive Plan (LTIP), the Annual Short-Term Incentive Plan (STIP) and the Annual MVP (“Mission, Values, Performance”) Incentive Plan. The goals of the Compensation Committee are to create compensation packages for officers that will attract and retain persons of outstanding ability and to reward those officers for superior corporate performance as measured by financial results and strategic achievements. The Committee provides overall guidance to the Company to ensure that compensation for all employees is fair, appropriate, competitive and consistent with current rules and regulations. The goal of this responsibility is to create a compensation philosophy for all employees that will attract a diverse, well-qualified and motivated workforce.

In addition, among other matters, the Compensation Committee is responsible to:

•       Evaluate the performance of the officers in regard to their functional responsibilities;

•       Consider officer succession and related matters and make Board recommendations with respect to the same;

•       Review the qualifications of present and potential officers and make recommendations to the Board with respect to promotions or other changes in positions;

•       Review the Company’s Performance Management Program and make recommendations to the Board with respect to the same;

•       Review the compensation and benefits of all Company officers and make recommendations to the Board with respect to the same;

•       Review the Company officers’ ownership holdings in the Company’s Common Stock, establish goals and/or guidelines with respect to such ownership and recommend to the Board plans and procedures for achieving such goals and/or guidelines;

•       Review the LTIP and make recommendations to the Board with respect to the LTIP;

•       Review and make recommendations to the Board with respect to any other incentive-compensation plans and equity based plans;

•       Review and approve specific corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation with the approval of a majority of the Independent Directors of the Board;

•       Determine if the compensation for each of the five highest paid officers is reasonable as compared with officers in similarly situated positions in peer group companies in view of the Company’s performance and the contribution of those officers to established performance levels;

•       Negotiate and, with approval of the Board, enter into arrangements or execute contracts and documents as may be deemed appropriate in cases relating to the terms and conditions of employment of Company officers;

•       Conduct an annual assessment of the Compensation Committee;

•       Retain compensation consultants and approve fees of such consultants; and

•       Provide the Compensation Committee Report required by the Rules and Regulations of the Securities and Exchange Commission.

In 2001 the Board approved a new executive compensation philosophy. This compensation philosophy encourages a high performance culture with salary ranges and base salaries targeted at the median (50th percentile) of the competitive marketplace. In addition, base salary increases should reflect the operating performance and financial condition of Piedmont, as well as the performance and responsibilities of the individual officers. Incentive or “at-risk” compensation is intended to be the compensation component that will motivate the executive team to achieve the required superior results and, when accomplished, reward them accordingly. Total direct compensation levels (base salary plus short- and long-term incentive compensation) should be targeted (with aggressively set targets) at or near the 75th percentile, with truly exceptional Piedmont, business unit, and/or individual performance results. A primary focus of the overall human resources strategy at Piedmont is to attract, retain and motivate a high-quality executive team that will enable Piedmont to accomplish its overall mission.

Executive compensation for 2004 was comprised primarily of these elements: base salary, annual STIP and MVP incentive awards and a long-term incentive award. The relative levels of base salary for executives are designed to reflect each executive’s scope of responsibility and accountability. To determine the necessary amounts of base salary to attract and retain top quality executives, the Compensation Committee reviews salary and other compensation arrangements in effect at comparable companies. The base salary is established by utilizing information from general industry surveys, independent outside consultants and proxy materials of comparable companies.

Regarding base salary compensation, Company senior officer salaries for 2004 were reviewed and found to be at or below the 50th percentile as compared with officers in similar positions in comparable companies in view of the Company’s performance and contribution of those officers to established performance levels.

The “at risk” component of the policy has been implemented through adoption of short-term and long-term incentive plans for Company officers. During 2003, the Board of Directors, at the recommendation of the Compensation Committee, approved the inclusion of officers in the fiscal year 2004 MVP incentive plan and a fiscal year 2004 short-term incentive plan. For the fiscal year 2004, earnings per share exceeded the stretch level that resulted in payments to participants. For fiscal year 2005, the MVP incentive plan and a short-term cash incentive plan were approved for Company officers that is payable only if earnings per share for fiscal year 2005 reach a threshold level.

Under the LTIP, the Board has awarded units to eligible officers and other participants. Depending upon the levels of financial and comparator group performance achieved by the Company during a performance period, distribution of those awards may be made. The plan requires that minimum performance thresholds be achieved in order for any award to be distributed.

LTIP Award No. 8 was approved at the August 2004 Committee meeting to be effective November 1, 2004. LTIP Award No. 8 will have a three-year performance period with measures of earnings per share growth (5% annual growth target) weighted at 50% and total shareholder return in comparison with the A.G Edwards LDC peer group weighted at 50%. Awards of units were made to officers, director-level employees, and key district managers.

The Board also approved in December 2004 an Amended and Restated Supplemental Retirement Benefit Plan (“SEBP”) for all officers. Originally established in 1991, the SEBP was created to provide supplemental retirement income for officers whose benefits under the Company’s qualified retirement plan are limited by tax code provisions. The initial SEBP was funded through life insurance contracts jointly owned by the Company. Due to changes in the income tax treatment of jointly owned life insurance contracts, the original SEBP was suspended in 2003 and reestablished effective as of November 1, 2004. Under the Amended and Restated SEBP the life insurance policies covering each officer are now owned exclusively by each such officer. The level of insurance benefit and target retirement income benefits intended to be provided under the SEBP depend upon the position of the officer.

The Board, at the recommendation of the Compensation Committee, adopted Company Common Stock ownership guidelines for all officers, and each officer has guidelines to achieve the established ownership levels over the course of five years. The Committee strongly advocates officer share ownership as a means by which to better align officer interests with those of all shareholders. Over the course of five years, the CEO has a guideline to reach a share ownership position, the market value of which is five times the CEO’s base salary. Other officer positions have share ownership guidelines of two times or three times the officer’s base salary.

The general executive compensation policies described above also apply to the 2004 compensation for Mr. Skains as CEO. His 2004 base salary of $475,000 was based on a review of competitive marketplace compensation packages. Mr. Skains was also eligible for annual and long-term incentive payments.

Submitted by the Compensation Committee.

John W. Harris, Chairman
D. Hayes Clement
Malcolm E. Everett III
Minor M. Shaw

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended October 31, 2004. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing the audit process, the financial information that will be provided to shareholders and others and the systems of internal controls which management has established. The Committee consisted of three independent directors. All members of the Audit Committee are financially literate and the Chairman of the Audit Committee has accounting or related financial management expertise.

Following the end of the 2004 fiscal year, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with Deloitte & Touche LLP, the independent auditors of the Company, the matters required to be discussed by current auditing standards and the Sarbanes/Oxley Act of 2002, Title II, Section 204. The Audit Committee also received the written disclosures and a letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP the independent auditors’ independence.

Based upon the review and discussions referred to in the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2004.

D. Hayes Clement, Chair
Muriel W. Helms
Frank B. Holding, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than ten percent of the Company’s Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in their ownership to the Securities and Exchange Commission (“SEC”). Specific due dates have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to file by those dates. Based upon Section 16(a) reports that the Company received from such persons for their 2004 fiscal year transactions, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers and directors for such fiscal year, except for a late filing by Robert O. Pritchard, an executive officer, relating to the sale of 450 shares. In this situation, the failure to file a timely report was inadvertent and promptly corrected after discovery of the reporting obligation.

OTHER BUSINESS

The Board and management do not know of any other matters to be presented at the Meeting. If other matters do properly come before the Meeting, it is intended that the persons named in the accompanying form of proxy will vote the proxies in accordance with their best judgment. The form of proxy confers discretionary authority to take action with respect to any additional matters that may come before the Meeting.

MISCELLANEOUS

The Annual Report for fiscal year 2004, which includes audited financial statements, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

Upon written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year, including financial statements and schedules thereto, required to be filed with the SEC. Requests should be directed to: Martin C. Ruegsegger, Vice President, Corporate Counsel and Secretary, Piedmont Natural Gas Company, Inc., Post Office Box 33068, Charlotte, North Carolina 28233.

Shareholders are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope. In the alternative to completing this form of proxy, you are urged to enter your vote instruction by telephone or via the Internet as explained on the form of proxy enclosed with this Proxy Statement. Your prompt response will be appreciated.

By order of the Board of Directors,
Martin C. Ruegsegger
Vice President, Corporate Counsel and Secretary
January 26, 2005

PIEDMONT NATURAL GAS COMPANY, INC.

Proxy for Annual Meeting of Shareholders on March 4, 2005

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions.

The undersigned hereby appoints Malcolm E. Everett III, Aubrey B. Harwell, Jr., and Thomas E. Skains, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc., to be held March 4, 2005, and at any adjournment or adjournments thereof, as follows:

The Board of Directors recommends a vote FOR the following proposals:

A.	ELECTION OF DIRECTORS
	• FOR the nominees listed below (except as indicated to the contrary below	• WITHHOLD AUTHORITY to vote for all nominees listed below

Malcolm E. Everett III, Muriel W. Helms, Frank B. Holding, Jr.,

and Minor M. Shaw as Class I Directors.

(Each nominee has previously been elected before except for Ms. Shaw who was recommended to the Board of Directors for nomination as a director by a group of non-management independent directors)

(To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

B.	RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

• FOR	• AGAINST	• ABSTAIN

(Continued and to be signed on the reverse side)

(Continued from other side)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals A and B.

Dated:	, 2005

Signature of Shareholder

Signature (if held jointly)

Please sign exactly as name appears hereon, date and return in the enclosed business reply envelope. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should so indicate when signing.

TELEPHONE VOTE AT 1-800-PROXIES OR
INTERNET VOTE AT
WWW.VOTEPROXY.COM